EXHIBIT 31.1

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized

ONCOLIN THERAPEUTICS, INC.

By: /s/ J. Leonard Ivins
J. Leonard Ivins, Chief Executive Officer
Date: May 14, 2010

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ J. Leonard Ivins	Chief Executive Officer and	May 14, 2010
J. Leonard Ivins	Chairman of the Board